Exhibit 99.1

News Release

Investor and Media Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Tengion Announces Pricing of $15.0 Million of Senior Secured Convertible Notes Due 2015

-- Expects Net Proceeds to Fund Company’s Key Objectives for Lead Programs --

WINSTON-SALEM, NC, October 3, 2012 -- Tengion, Inc. (OTCQB: TNGN), a leader in regenerative medicine, today announced  the pricing of a private placement of $15.0 million aggregate principal amount of Senior Secured Convertible Notes (the “Notes”), with certain investors, including Celgene Corporation, RA Capital Management LLC, Deerfield Management Company, LP, Bay City Capital and HealthCap.  The $15.0 million principal amount includes the exchange of approximately $1.0 million of debt issued in the Company’s bridge financing announced on September 10, 2012.

Tengion intends to use the net proceeds of this transaction primarily to fund research and development activities for its two lead programs, including completing enrollment in the Phase 1 clinical trial for its Neo-Urinary ConduitTM by the end of 2012 as well as submitting an Investigational New Drug (“IND”) filing to the U.S. Food and Drug Administration (“FDA”) for the Company’s Neo-Kidney AugmentTM during the first half of 2013.  ROTH Capital Partners, LLC acted as sole placement agent to Tengion.

“We remain focused on executing on our key objectives for our two lead product candidates, the Neo-Urinary Conduit and Neo-Kidney Augment. We are actively recruiting additional patients for our Phase 1 trial for the Neo-Urinary Conduit program and are on track to complete enrollment for this trial by year-end. We are also conducting the GLP study program recommended by the FDA to support an IND filing for our Neo-Kidney Augment during the first half of next year,” said John Miclot, Tengion’s President and Chief Executive Officer. “We appreciate the continued support from our existing investors, as well as our new investors, and we look forward to building value as we advance our product candidates to provide life-changing treatments for patients in need.”

The Notes will be convertible under certain circumstances into shares of Tengion’s common stock at a conversion rate of 1,333 shares per $1,000 of principal amount of the Notes. The conversion rate is subject to adjustment under certain circumstances. Tengion may not redeem the Notes.

Tengion has agreed to issue warrants to the holders of the Notes to purchase approximately 51.1 million shares of common stock at an initial exercise price of $0.75 per share. The exercise price and number of shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.  Tengion has agreed to file a registration statement with the Securities Exchange Commission covering the resale of the shares of common stock issuable upon exercise of the warrants and conversion of the Notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company's most advanced product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company's lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: (i) the Company's expectations and ability to close the anticipated private placement; (ii) plans to develop and commercialize its product candidates, including the Neo-Kidney Augment and the Neo-Urinary Conduit; and (iii) expectations regarding ongoing and planned preclinical studies and clinical trials.  Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements.  Tengion's business is subject to significant risks and uncertainties and there can be no assurance that actual results will not differ materially from expectations.  Factors which could cause actual results to differ materially from expectations include, among others: (i) the Company will need close the private placement or raise other funds to execute the business plan beyond September, or seek protection under the U.S. bankruptcy laws; (ii) the FDA could place the Neo-Urinary Conduit clinical trial on clinical hold; (iii) patients enrolled in the Neo-Urinary Conduit clinical trial may experience adverse events, which could delay the clinical trial or cause the Company to terminate the development of its Neo-Urinary Conduit; (iv) the Company may have difficulty enrolling patients in its clinical trials, including the Phase 1 clinical trial for the Neo-Urinary Conduit; (v) data from the Company's ongoing preclinical studies, including the proposed GLP program for the Neo-Kidney Augment, may not continue to be supportive of advancing such preclinical product candidates; and (vi) the Company may be unable to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials and the Company may not be successful in designing such clinical trials in a manner that supports development of such product candidates.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

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